Exhibit 3.3

CERTIFICATE OF AMENDMENT
 TO
CERTIFICATE OF INCORPORATION
OF
GARDEN SPINCO CORPORATION

Garden SpinCo Corporation, a corporation organized and existing under and by virtue of the General Corporation Law (“DGCL”) of the State of Delaware (the “Corporation”), does hereby certify that:

DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of the Corporation, by the unanimous written consent of its members, duly adopted resolutions proposing and declaring advisable the following amendment to the certificate of incorporation of the Corporation:

SECOND:  Article IV, Section 1 is hereby amended to read in its entirety as follows:

“Section 1.  The Corporation shall be authorized to issue one hundred and twenty million (120,000,000) shares of capital stock, all of which shall be shares of common stock, par value $0.01 per share (the “Common Stock”).”

THIRD:  That the foregoing amendment was duly adopted by the sole stockholder of the Corporation by written consent in accordance with Section 228 of the DGCL.

FOURTH:  That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

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IN WITNESS WHEREOF, Garden SpinCo Corporation has caused this Certificate of Amendment to be executed by an authorized officer, on May 2, 2022.

GARDEN SPINCO CORPORATION

By:	/s/ Mojdeh Poul
Name:	Mojdeh Poul
Title:	President

[Signature to Certificate of Amendment to Certificate of Incorporation of Garden SpinCo Corporation]